Exhibit 12.2
                                                                        2/11/98


                       SAVANNAH ELECTRIC AND POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1996 and the twelve months ended December 31, 1997


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

                                                                                                                 Twelve
                                                                                                                 Months
                                                                                                                 Ended
                                                                                 Year ended December 31,      December 31,
                                                       ===================================================================
                                                         1992       1993        1994        1995       1996       1997
                                                       -----------------------Thousands of Dollars------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                      $33,901    $34,677     $36,886     $38,638    $38,680    $38,194
      Federal and state income taxes                     7,861     13,712      13,800      12,368      7,659     11,346
      Deferred income taxes, net                         5,947        607       1,625       4,359      7,485      3,840
      Deferred  investment  tax credits                      -          -           -           -          -          -
      AFUDC - Debt funds                                   289        699       1,225         450        333        164
      Rentals                                              818        831         663         517        885        897
                                                       --------   --------    --------    -------   --------   --------
         Earnings  as defined                          $48,816    $50,526     $54,199     $56,332    $55,042    $54,441
                                                       ========   ========    ========    =======   ========   ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $10,870    $10,696     $12,585     $12,380    $11,564    $10,907
   Interest  on interim  obligations                        15        240         205         135        229        172
   Amort of debt disc, premium  and expense, net           427        535         550         448        579        739
   Other interest  charges                                 466        340         337         406        377        369
   Rentals                                                 818        831         663         517        885        897
                                                       --------   --------    --------    -------   --------   --------
         Fixed charges as defined                       12,596     12,642      14,340      13,886     13,634     13,084
                                                       --------   --------    --------    -------   --------   --------
Non-tax  deductible  preferred  dividends                1,900      2,106       2,324       2,324      2,324      2,324
Ratio  of net income  before  taxes to net income      x 1.597    x 1.616     x 1.608     x 1.650   x  1.577   x  1.580
                                                       --------   --------    --------    -------   --------   --------
Pref  dividend  requirements  before  income  taxes      3,034      3,403       3,737       3,835      3,665      3,672
                                                       --------   --------    --------    -------   --------   --------
Fixed  charges  plus  pref  dividend  requirements     $15,630    $16,045     $18,077     $17,721    $17,299    $16,756
                                                       ========   ========    ========    =======   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                      3.12       3.15        3.00        3.18       3.18       3.25

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